FOR IMMEDIATE RELEASE
March 10, 2004

FOR MORE INFORMATION CONTACT
Theodore A. Fleron
512-404-5040

                   FINANCIAL INDUSTRIES CORPORATION ANNOUNCES
           APPOINTMENT OF VINCENT L. KASCH AS CHIEF FINANCIAL OFFICER

AUSTIN, Texas -- (BUSINESS WIRE) - March 10, 2004 -- Financial Industries Corporation ("FIC") today announced that its Board of Directors has appointed Vincent L. Kasch as Chief Financial Officer. Mr. Kasch will succeed George Wise as CFO. Mr. Wise, who has served as CFO since November 2002, is expected to leave FIC at the end of March.

Prior to joining FIC, Mr. Kasch was Senior Vice President-Financial Services for Texas Mutual Insurance Company, from February 2002 to March 2004. From January 1991 to January 2002, he was associated with National Western Life Insurance Company, where he served as Vice President-Controller and Assistant Treasurer from August 1992 to January 2002. From August 1985 to January 1991, he served in various capacities with KPMG Peat Marwick, where he held the position of Audit Manager at the time that he left to join National Western Life. Mr. Kasch received a B.B.A. in Accounting from Texas A&M University. He is a Certified Public Accountant

FIC also announced that it has terminated the employment of William P. Tedrow. Mr. Tedrow had served as a Vice President of FIC and FIC Financial Services, Inc., a subsidiary of FIC, since June 2003. The Company believes that it has no further obligations to Mr. Tedrow with respect to either compensation or stock options that were granted to him in connection with his employment.

The information in this release relating to the Company's operations, future business developments, and contingencies and uncertainties constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.

Financial Industries Corporation, through its various subsidiaries, markets and underwrites individual life insurance and annuity products. The Company's Nasdaq symbol is FNIN. For more information on FIC, go to http://www.ficgroup.com on the Internet.